Exhibit 99.1

VITAL THERAPIES PROVIDES STRATEGIC UPDATE

SAN DIEGO, October 11, 2018 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company that has been developing ELAD®, a cell-based therapy targeting the treatment of liver failure, today announced updates on the Company’s ongoing strategy to preserve its cash and maximize shareholder value. To further that objective, the Company has retained Ladenburg Thalmann & Co. Inc. as its strategic financial advisor to assist in the review of the Company's business and assets and exploration of strategic opportunities for enhancing stockholder value, including the potential sale or merger of the Company. The Company cannot guarantee that this process will culminate in a transaction.

As reported last month, the Company’s VTL-308 study of ELAD in the treatment of severe alcoholic hepatitis failed to meet either its primary or secondary endpoints, and that the Company was ceasing any further development of the ELAD System and would explore strategic options. In an effort to preserve cash while the Company assesses its options, the Company underwent a reduction in force of approximately 80% of its workforce and will continue to evaluate the need for its remaining personnel throughout this process. In furtherance of the goal to conserve cash, the Board of Directors has now also reduced its size from nine to four members. Remaining members of the board are Faheem Hasnain, Chairman, Cheryl L. Cohen, Russell J. Cox and Lowell E. Sears.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning or implying the Company will be successful in identifying or entering into any strategic opportunities or that the Company will be able to enhance or maximize shareholder value. Risks and uncertainties related to this process include, but are not limited to, whether desirable products and combinations can be identified, and the Company’s ability to conserve cash or to raise funds sufficient to acquire products or attract a partner. In addition, substantially all of the Company’s clinical, manufacturing, quality, regulatory and medical personnel are no longer employees and, if the Company does not or is unable to retain certain remaining personnel, it may be difficult to complete a transaction. The Company’s existing or future liabilities, including litigation, if any, could also be seen as detrimental to any potential partners. There can be no assurance that the Company will be able conserve sufficient cash, raise additional funding on reasonable terms or at all, or complete any transaction.

Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

15010 Avenue of Science, Suite 200, San Diego, California, USA 92128
Tel 858.673.6840 Fax 858-673-6843 www.vitaltherapies.com

Investor Contact:

Vital Therapies, Inc.
Investor Relations
858-673-6840
InvestorRelations@vitaltherapies.com

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